EXHIBIT 10.1

AMENDMENT NO. 1

TO TRANSACTION AGREEMENT

THIS AMENDMENT NO. 1 TO TRANSACTION AGREEMENT (this “Amendment”) is dated effective as of January 20, 2017 by and among CVR Partners, LP, a Delaware limited partnership (the “Partnership”), Coffeyville Resources, LLC, a Delaware limited liability company (the “Sole Member”), Rentech, Inc., a Colorado corporation (the “Target Parent”), Rentech Nitrogen Holdings, Inc., a Delaware corporation (“Holdings”), and DSHC, LLC, a Delaware limited liability company (“DSHC” and, together with the Target Parent and Holdings, the “Partnership Unitholders”), as holders of outstanding Common Units of the Partnership.

RECITALS

WHEREAS, the Partnership, the Sole Member and the Partnership Unitholders are each parties to the Transaction Agreement dated as of August 9, 2015 (the “Rentech Transaction Agreement”), and desire to amend the terms of the Rentech Transaction Agreement in order to facilitate providing GSO Capital Partners LP (the “Holders’ Representative”) and certain funds managed by or affiliated with the Holders’ Representative the right to appoint one director to the Board of Directors of the Partnership GP;

WHEREAS, simultaneous with, and contingent upon, the execution of this Amendment, the Partnership, the Sole Member, the holders of Common Units set forth on Schedule A thereto (the “GSO Partnership Unitholders”) and the Holders’ Representative are executing an amendment (the “GSO Amendment”) to the Transaction Agreement dated as of April 1, 2016, by and among the Partnership, the GSO Partnership Unitholders and Holders’ Representative (the “GSO Transaction Agreement”) providing the GSO Partnership Unitholders with the direct right to appoint, pursuant to the GSO Amendment, one director to the Board of the Partnership GP upon the terms set forth in the GSO Amendment; and

NOW, THEREFORE, the Partnership, the Sole Member and the Partnership Unitholders each hereby agree as follows:

1.Definitions.  All capitalized terms used but not defined herein shall have the meanings set forth in the Rentech Transaction Agreement.

2.Amendments.

a.	Section 1.01 of the Rentech Transaction Agreement is hereby amended to include the following definition in appropriate alphabetical order:

“Agreement” means the Transaction Agreement entered into by and among the Partnership, the Sole Member and the Partnership Unitholders, dated as of August 9, 2015, as amended from time to time.

b.	Article III of the Rentech Transaction Agreement is hereby amended and restated in its entirety as follows:

Section 3.01     Size of Board.  The Board of Directors of the Partnership GP shall include a total of up to eleven directors, one of which may be appointed by the Partnership Unitholders as provided in Section 3.02.

Section 3.02     Director Designation Rights.

(a)For so long as the Partnership Unitholders and their Included Assignees have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Partnership Common Units that constitute at least 15% of the outstanding Common Units, the Partnership Unitholders shall be entitled to appoint one director to the Board of Directors of the Partnership GP.

(b)If at any time the Partnership Unitholders and their Included Assignees have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Partnership Common Units that constitute less than 15% of the outstanding Common Units, the right of the Partnership Unitholders to appoint one director pursuant to this Agreement shall forever terminate.

(c)If, following appointment to the Board of Directors of the Partnership GP, the director appointed by the Partnership Unitholders resigns or is otherwise unable to serve for any reason, or is removed, and the Partnership Unitholders still have the right to appoint such director pursuant to Section 3.02(a), then, the Partnership Unitholders shall be entitled to designate a replacement director.  The Partnership Unitholders may cause the removal of the director appointed by the Partnership Unitholders for any reason.  The Sole Member may remove any director appointed by the Partnership Unitholders only for Cause or pursuant to clause (d) below.

(d)In the event that the Partnership Unitholders and their Included Assignees cease to hold the minimum percentage of the outstanding Common Units that entitles the Partnership Unitholders to appoint a director to the Board of Directors of the Partnership GP pursuant to Section 3.02(a), the Sole Member may remove such director from the Board of Directors of the Partnership GP for any reason.

(f)By written notice to the Partnership GP, the Partnership Unitholders may, in their sole discretion, unilaterally terminate or waive their right to appoint directors to the Board of Directors of the Partnership GP pursuant to this Section 3.02.

Section 3.03     Indemnification and Insurance.  The Partnership shall provide the director designees of the Partnership Unitholders the right to enter into any indemnification agreement that it or the Partnership GP enters into with other directors of the Partnership GP.  For so long as the Partnership Unitholders have the right to appoint a director to the Board of Directors of the Partnership GP pursuant to Section 3.02(a), the Partnership GP shall maintain director and officer insurance covering the director designees of the Partnership Unitholders in such amounts and with such coverage as shall be determined by such Board of Directors of the Partnership GP.

Section 3.04     Sole Member Obligations.  The Sole Member agrees to take all actions reasonably necessary under the Partnership GP LLC Agreement and otherwise to effectuate the provisions of this Article III.  The Sole Member shall not amend the Partnership GP LLC Agreement to include any provision that is inconsistent with such provisions.

3.Miscellaneous.

a.Effectiveness of Amendment.  This Amendment shall only become effective upon both: (i) the execution and delivery of this Amendment by the Partnership, the Sole Member and the

Partnership Unitholders and (ii) the execution and delivery of the GSO Amendment by of the Partnership, the Sole Member, the GSO Partnership Unitholders and the Holders’ Representative.

b.Continued Effectiveness of the Agreement.  Except as otherwise provided herein, each party confirms and agrees that the Rentech Transaction Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

c.Counterparts; Facsimile Transmission; E-Mail.  This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.  This Amendment may be delivered by facsimile transmission or electronic mail with the same force and effect as if originally executed copies of this Amendment were delivered to all parties hereto.

d.Severability.  Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction.  If any provision of this amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

e.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Transaction Agreement to be executed effective as of the date first above written.

CVR PARTNERS, LP

By:	CVR GP, LLC, its general partner

	By:	/s/ Mark A. Pytosh
	Name:	Mark A. Pytosh
	Title:	Chief Executive Officer and President

COFFEYVILLE RESOURCES, LLC

	By:	/s/ Mark A. Pytosh
	Name:	Mark A. Pytosh
	Title:	Senior Vice President, Administration

RENTECH, INC.

	By:	/s/ Colin Morris
	Name:	Colin Morris
	Title:	SVP & GC

RENTECH NITROGEN HOLDINGS, INC.

	By:	/s/ Colin Morris
	Name:	Colin Morris
	Title:	SVP & Secretary

DSHC, LLC

	By:	/s/ Colin Morris
	Name:	Colin Morris
	Title:	President

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